EXHIBIT 14.1

DIGIRAD CORPORATION

CODE

OF

BUSINESS CONDUCT AND ETHICS

i

Policy Prohibiting Unlawful Retaliation or Discrimination	10

The DIGIRAD Compliance Team:	10

ii

DIGIRAD CORPORATION’S CODE OF BUSINESS CONDUCT AND ETHICS

POLICY STATEMENT

It is the policy of Digirad Corporation (the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business.  This Code of Business Conduct and Ethics (“Code”) applies to the Company’s employees, officers and non-employee directors, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”).  This Code is the Company’s “code of ethics” as defined in Item 406 of Regulation S-K.  This Code is designed to promote:

•                                          honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                                          full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•                                          compliance with applicable governmental laws, rules and regulations;

•                                          the prompt internal reporting to the appropriate person of violations of this Code; and

•                                          accountability for adherence to this Code.

Digirad Corporation has established standards for behavior that affects the Company, and employees, officers and directors must comply with those standards.  The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the Digirad Compliance Committee, or other appropriate personnel when in doubt about the best course of action in a particular situation.  Non-employee directors are encouraged to talk to the Chairman of the Audit Committee in such situations.  Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

The Code covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide you.  Specific Company policies and procedures provide details pertinent to many of the provisions of the Code, as well as to other issues.  Specifically, the Company has adopted a healthcare-related Compliance Plan for Digirad Imaging Solutions (the “Plan”), which addresses in detail a wide variety of statutes, rules and regulations pertaining to interactions with patients, physicians, hospitals, payors, suppliers and others. The Plan, and other pertinent policies and procedures, are not a part of the Code or incorporated herein. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS

Certain provisions of this Code require you to act, or refrain from acting, unless prior written approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing from the Compliance Officer.  Approvals relating to executive officers and directors must be obtained in writing from the Company’s Board of Directors.  All other approvals may be granted by the Compliance Officer, or such officer’s designee.

Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval.  Waiver of those provisions may only be granted in writing by the Company’s Board of Directors, and waivers relating to executive officers and directors must be promptly disclosed to shareholders.  Waivers will be granted only in extraordinary circumstances, and material changes in this Code may only be made by the Board of Directors and must be promptly disclosed to shareholders.

CONFLICTS OF INTEREST

A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company.  Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships.  Non-employee directors must discharge their fiduciary duties as directors of the Company.

Employees should disclose any potential conflicts of interest to the Compliance Officer or such officer’s designees, who can advise the employee as to whether or not the Company believes a conflict of interest exists.  An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household.  Non-employee directors may discuss any concerns with the Chair of the Audit Committee.

Service on Outside Boards of Directors

Serving as a director of another corporation may create a conflict of interest.  Employees must disclose such service to the Compliance Officer and obtain prior approval by the Board before serving on the board of another company, whether or not such company is a competitor of Digirad.

BUSINESS RELATIONSHIPS

Digirad seeks to outperform its competition fairly and honestly.  The Company seeks competitive advantages through superior performance, not unethical or illegal business practices.  Each employee must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees and must not take advantage of them through abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

Customer Relationships

Our customers are of the utmost importance to Digirad.  Digirad employees must always treat customers and potential customers according to the highest standards of business conduct.

It is Digirad’s policy to sell our products and services on their merits and to avoid making comments about the products and services of competitors that are not based on factual data.  Employees should be careful in this regard in commenting upon the character, financial condition, or potential legal or regulatory problems of competitors.

Employees should follow the following guidelines in selling our products and services:

•                                          sell on the strength of our Company and our products and services;

•                                          do not make claims about our products or services unless the claims have been approved by the Company;

•                                          do not make claims about a competitor’s products or services unless the claims are based on the competitor’s current published materials or other factual data approved for selling purposes by Digirad; and

•                                          if a potential customer has a contract with a competitor, or has placed a firm order with a competitor, do not try to convince the customer to breach that contract or order.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what Digirad can do with another company and what Digirad can do on its own.  Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers.  You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers.  U.S. and foreign antitrust laws also apply to imports and exports.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited.  You are prohibited from engaging, either directly or indirectly, in any corrupt or inappropriate business practice, including bribery, kickbacks, or payoffs, intended to induce, influence, or reward favorable decisions of any government personnel or representative or any patient, physician, or vendor, or any person in a position to benefit the Company in any way. No employee may make or offer to make any payment or provide any other thing of value to another person with the understanding or intention that such payment is to be used for an unlawful or improper purpose.

Gifts

Digirad employees and agents are prohibited from providing business entertainment and gifts that violate federal, state, or local law.  Cash gifts to physicians or other referral sources are absolutely prohibited. Non-cash gifts to physicians or other referral sources of nominal value (less than $100 and less than an aggregate of $300 per year) must be approved by the Board of Directors, except as follows: (a) routine business entertainment, such as an occasional meal out, or attendance at a sporting event, theater event or similar entertainment are permitted within the foregoing expenditure limits; and (b) routine holiday or birthday gifts of reasonable amounts, within the foregoing limits, are permitted.  Non-cash gifts to physicians or other referral sources of nominal value (in any case, less than $100 and less than an aggregate of $300 per year) must be approved by the Board of Directors, except only as expressly set forth in the Company’s Compliance Plan.

Although Digirad employees are not prevented from engaging in customer business travel, entertainment and industry-related activities, no Digirad employee or agent may solicit or accept a gift (including any payment, compensation, loan or other financial favor) to or from a person or organization with the intention of influencing the recipient’s business judgment or conduct.  It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier or customer outside the Company’s normal business.  Cash equivalents include, among other things, checks, money orders and vouchers.

Rules relating to U.S. and foreign government personnel are more stringent.  See “Doing Business Internationally” and “Government Contracting” below.

No employee may accept a customer, vendor or supplier discount for themselves unless it is generally available to the public or is approved and available to all Digirad employees.

Loans

Employees may not accept loans from any person or entities having or seeking business with the Company.  Designated Executives and directors may not receive loans from the Company, nor may the Company arrange for any loan.

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments discussed in “Doing Business Internationally” are permitted.

•                                          You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company (other than facilitating payments as described under “Doing Business Internationally” below).

•                                          You may not solicit or accept a kickback or bribe, in any form, for any reason.

DOING BUSINESS INTERNATIONALLY

Digirad is committed to the highest business conduct standards wherever it operates.  Digirad observes these standards worldwide, even at the risk of losing business.  While no one can anticipate all the situations that may present challenges to Digirad employees doing business in the worldwide marketplace, the following guidelines always apply:

•                                          Observe all laws and regulations, both U.S. and non-U.S., that apply to business abroad.

•                                          Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice, except for facilitating payments as described under “Doing Business Internationally” below.  You may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

•                                          Do not cooperate with illegal boycotts.

•                                          Observe all licensing requirements and the requirements of applicable import and export control laws.

•                                          Do not enter into an agreement with an agent or consultant that relates to Digirad’s business outside the United States unless it has been approved by the Company.

The laws governing Digirad’s business in foreign countries are extensive and complex, and may be different from those in the United States.  No new Digirad services or products should be offered in any new country without prior approval, and then only in accordance with the applicable local country’s regulations and requirements.

Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

Digirad is committed to complying with the laws of the countries where it operates.  In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to antibribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”).  The requirements pertaining to such payments are complex.  Digirad employees engaged in international business activities must obtain prior approval from the Compliance Officer before making any such payment.

These “facilitating payments” to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

GOVERNMENT CONTRACTING

Detailed laws and regulations govern virtually every aspect of doing business with the U.S. government and its agencies.  Activities that might be permitted when working with the private sector may be improper or even illegal when a national or local government is the customer.

Digirad employees should seek to adhere to the highest standards of honesty and integrity in their relations with government officials and employees. For example, employees should observe the following principles when bidding or performing government contracts:

•                                          Do not offer or provide meals, transportation, gifts or other consideration to government employees except as permitted under applicable law and Company policy.

•                                          Obey the regulations governing current and post-government employee conflicts of interests.  Obtain all appropriate government approvals prior to recruiting or hiring current or former government employees.

•                                          Obtain appropriate licenses prior to exporting or even discussing certain technologies with citizens of other countries.

•                                          Obey any requirements that may restrict access to source selection or competitive information.

Digirad employees who deal with government representatives are responsible for knowing and obeying the laws and regulations applicable to doing business with the U.S. government.

POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using Digirad funds or assets, or the funds or assets of any Digirad subsidiary, to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized in writing.  In addition, you may not make a political contribution on behalf of Digirad or its subsidiaries, or with the appearance that such contribution is being made on behalf of Digirad or its subsidiaries, unless expressly authorized in writing.  A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Nothing in this Code is intended to discourage you from making contributions of your own time or funds to political parties or candidates of your choice.  However, you will not be compensated or reimbursed by Digirad for any personal contributions.

Employees must obtain prior approval to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making.  This includes grassroots lobbying contacts.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

You are responsible for the accuracy of your records, time sheets and reports.  Accurate information is essential to Digirad’s ability to meet legal and regulatory obligations and to compete effectively.  The records and books of account of Digirad must meet the highest standards and accurately reflect the true nature of the transactions they record.  Destruction of any records, books of account or other documents except in accordance with Digirad’s document retention policy is strictly prohibited.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to Digirad, and no one may direct an employee to do so.  For example, expense reports must accurately document expenses actually incurred in accordance with Digirad policies.  You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to Digirad.  Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund may be established for any purpose.  No false or misleading entries may be made in the Company’s books or records for any reason.  No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents.  All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times.

GOVERNMENT INVESTIGATIONS

You must promptly notify counsel of any government investigation or inquiries from government agencies concerning Digirad.  You may not destroy any record, books of account, or other documents relating to Digirad except in accordance with the Company’s document retention policy.  If you are aware of a government investigation or inquiry you may not destroy any record, books of account, or other documents relating to Digirad unless advised by the Compliance Officer or the officer’s designee, that you may continue to follow the Company’s normal document retention policy.

You must not obstruct the collection of information, data or records relating to Digirad.  The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information.  You must not lie to government investigators or make misleading statements in any investigation relating to Digirad.  You must not attempt to cause any employee to fail to provide accurate information to government investigators.

REGULATORY COMPLIANCE

The Company operates in a highly regulated environment.  The agencies that regulate its business include the Food and Drug Administration, the Federal Trade Commission, the Department of Health and Human Services office of Inspector General, the Nuclear Regulatory Commission, plus many other federal, state and local agencies.  The Company and its employees must comply with the regulatory requirements of these agencies.  Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information.  Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to a supervisor or the Compliance Officer.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to the Company’s confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.  The Company also has adopted an Insider Trading Policy to address these issues.

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public.  Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security.  Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company.  Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information.  Inside information is not limited to information about Digirad.  It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law.  It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade.  The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if the Insider does not receive any personal financial benefit.  Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

Communications with the Media and the Financial Community

Digirad communicates with the press and with the financial community through official channels only.  The Company provides accurate information about its business to investors, the media, and the general public.  All inquiries received from financial analysts or the media concerning Digirad should be directed to the Chief Financial Officer or, in his or her absence, the Chief Executive Officer.  All legal inquiries concerning Digirad should be referred to the

General Counsel.  All inquiries regarding current or former employees of Digirad should be referred to the Human Resources Department.

Confidential Information

You must maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

OUR WORK ENVIRONMENT

The diversity of the Company’s employees is a tremendous asset.  Digirad is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment.  In addition, the Company strives to provide each employee with a safe and healthy work environment.  Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following health and safety rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

ENVIRONMENTAL

Digirad must fully comply with all state and federal laws relating to the protection of the environment in the conduct of its business.  Employees must use, store and dispose all hazardous materials properly and in accordance with applicable regulations.  Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment under unsafe circumstances, are improperly handled or disposed of, or where a potential violation of law may exist.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination.  Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code should first be directed to your immediate supervisor.  If you do not feel comfortable about discussing your concerns with your supervisor, or if your supervisor instructs you, complete a “Report of Violation or Suspected Violation” form or call the Compliance Hotline.  If the problem warrants immediate attention, discuss it with the Compliance Officer.  If you do not feel comfortable about discussing it with the Compliance Officer, call the Chairman of the Audit Committee.

If you have concerns relating to Digirad’s accounting, internal controls or auditing matters, you may also confidentially, and anonymously if you desire, call the Compliance Hotline.  When submitting concerns, you are asked to provide as much detailed information as possible.  Providing detailed, rather than general, information will assist us in effectively investigating complaints.  This is particularly important when you submit a complaint on an anonymous basis, since we will be unable to contact you with requests for additional information or clarification.

We are providing these anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened.  Employees who choose to identify themselves when submitting a report may be contacted in order to gain additional information.

All conversations, calls and reports made under this policy in good faith will be taken seriously.  Any allegations that are knowingly false or without a reasonable belief in the truth and accuracy of such information will be viewed as a serious disciplinary offense.

Policy Prohibiting Unlawful Retaliation or Discrimination

Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee who in good faith:

•                                          provides information or assists in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of Fraud Laws (as defined below); or

•                                          files, testifies, participates or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law.

This policy applies in any instance where such information or assistance provided to, or the investigation is conducted by, a federal regulatory or law enforcement agency, any member or committee of Congress, or any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential securities violations by the Company or its employees.  For purposes of this policy, a “Fraud Law” is a violation of federal criminal law involving:

•                                          securities fraud, mail fraud, bank fraud or wire, radio or television fraud;

•                                          violations of SEC rules or regulations; or

•                                          violations of any federal law relating to fraud against shareholders.

The Digirad Compliance Team:

The Chairman of the Compliance Committee is the Chief Executive Officer, and the Compliance Officer is the General Counsel.  You can contact the Digirad Compliance Committee by calling the hotline number at (888) 734-1770, or e-mailing Digirad@hotlines.com.

This document is not an employment contract between Digirad and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify your existing obligation for proper conduct.  The standards and the supporting policies and procedures may change from time to time in the Company’s discretion.  You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work.  The most current version of this document can be found at the Company’s website.

ACKNOWLEDGEMENT

I acknowledge that I have received and read a copy of Digirad’s Code of Business Conduct and Ethics (the “Code”).  I understand that I am responsible for knowing and complying with the policies set forth in the Code during my employment with the Company.

I also acknowledge my responsibility to report any violation of this Code or of the Compliance Plan to my supervisor or to a member of the Compliance Committee.

I further understand that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied.  I also understand that, consistent with applicable law, the Company has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

I understand and agree that my relationship with the Company is “at-will,” which means that my employment is for no definite period and may be terminated by me or by the Company at any time and for any reason, with or without cause or advance notice.  I also understand that the Company may demote or discipline me, or otherwise alter the terms of my employment, at any time with or without cause or advance notice.

Finally, I understand and agree that the terms of this Acknowledgement, and my at-will relationship with the Company, may not be modified or superseded except by a written agreement signed by the Chief Executive Officer; that no other employee or representative of the Company has the authority to enter into any such agreement; and that any agreement inconsistent with this Acknowledgement or agreeing to employ me for a specified term will be unenforceable unless in writing and signed by the Chief Executive Officer.

Employee Name:
(please print)

Signature	Date

Title:	Dept.:

Please return this completed form to the Human Resources Department within one week from the date of your review of these documents.  Thank you!